Exhibit 99

PRESS RELEASE

For Immediate Release

CERBCO, INC. ANNOUNCES DISSOLUTION AND INITIAL CASH DISTRIBUTIONS

ANNAPOLIS, MD – July 1, 2005: CERBCO, Inc. [OTCBB:CERB.OB] announced that at a Special Meeting of Stockholders on June 30, 2005, its stockholders voted to approve a Plan of Complete Dissolution and Liquidation. Accordingly, the Company was dissolved as of 2:27 p.m. on June 30, 2005. The Company is proceeding with its liquidation in accordance with the Plan.

CERBCO, Inc. also announced that its Board of Directors declared an initial liquidating cash distribution on June 30, 2005 of nine dollars ($9.00) per share on its Common Stock and nine dollars ($9.00) per share on its Class B Common Stock. Both distributions are to be paid on or about August 1, 2005 to the stockholders of record at the close of business on July 15, 2005.

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Contact:	Robert W. Erikson	George Wm. Erikson
	President	Chairman
	(443) 482-3374	(443) 482-3374